Corporate Communications                         Exhibit 99.2
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CNH Industrial Announces 2022 Corporate Calendar

London, January 31, 2022

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) announced today its corporate calendar for 2022 as follows:

Date	Earning Releases
February 8, 2022	Group results for the Fourth Quarter and Full Year 2021
May 3, 2022	Group results for the First Quarter 2022
July 29, 2022	Group results for the Second Quarter 2022 and First Half 2022
November 8, 2022	Group results for the Third Quarter 2022

A conference call for financial analysts is also planned on the date of each earnings release. Listen only live webcasts of the presentations as well as related materials will be accessible on the Company’s corporate website (www.cnhindustrial.com).

The Annual General Meeting for the approval of the Company’s 2021 financial statements is scheduled for 13 April 20221.

The 2022 corporate calendar is available on the Company’s corporate website (www.cnhindustrial.com).

CNH Industrial (NYSE: CNHI / MI: CNHI) is a world-class equipment and services company that sustainably advances the noble work of agriculture and construction workers. The Company provides the strategic direction, R&D capabilities, and investments that enable the success of its five core Brands: Case IH, New Holland Agriculture and STEYR, supplying 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment delivering a full lineup of construction products that make the industry more productive. Across a history spanning over two centuries, CNH Industrial has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH Industrial’s 35,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world.

For more information and the latest financial and sustainability reports visit: cnhindustrial.com
For news from CNH Industrial and its Brands visit: media.cnhindustrial.com

1 For the sole purpose of complying with the requirements of the Instructions pursuant to the Regulation of Borsa Italiana S.p.A., the Company informs that, should the Annual General Meeting resolve a dividend relating to the 2021 financial year, the relevant ex-date would occur in the month of April 2022. This statement is made for the sole purpose of complying with regulatory requirements and cannot be construed as an anticipation regarding any dividend distribution in 2022 or in the following years.

CNH Industrial N.V. Corporate Office: 25 St James’s Street London, SW1A 1HA

Corporate Communications                         Exhibit 99.2
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Contacts:

Corporate Communications
Email: mediarelations@cnhind.com

Investor Relations
Email: investor.relations@cnhind.com